Exhibit 99.2

Bristol-Myers Squibb Completes Acquisition of Amylin Pharmaceuticals, Inc.

(PRINCETON, New Jersey, August 9, 2012) – Bristol-Myers Squibb Company (NYSE: BMY) announced that yesterday it successfully completed the tender offer by Bristol-Myers Squibb Company (“Bristol-Myers Squibb”) through its wholly owned subsidiary, B&R Acquisition Company, for all of the outstanding shares of common stock of Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN) (“Amylin”) at a purchase price of $31.00 per share.

As of the expiration of the offer yesterday, 140,550,153 shares of common stock of Amylin were validly tendered and not withdrawn in the tender offer. As part of the successful completion of the tender offer, Bristol-Myers Squibb exercised its right granted under the merger agreement with Amylin pursuant to which the tender offer was made to purchase additional shares from Amylin which would allow Bristol-Myers Squibb to complete the merger without stockholder approval.

Also yesterday, Bristol-Myers Squibb acquired all of the remaining outstanding shares of Amylin common stock by means of a “short form merger” in which all such shares, other than shares held by Amylin in treasury or shares held by Amylin’s stockholders who are entitled to and have properly exercised appraisal rights under Delaware law, were converted into the right to receive $31.00 per share, in cash and without interest, less any applicable withholding taxes. Bristol-Myers Squibb intends to delist and de-register Amylin common stock as promptly as practicable following the effective time of the merger.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

Contacts

Bristol-Myers Squibb

Media:

Jennifer Fron Mauer, 609-252-6579, jennifer.mauer@bms.com

Laura Hortas, (609) 252-4587, laura.hortas@bms.com

Investors:

Timothy Power, 609-252-7509, timothy.power@bms.com

Amylin

Media:

Alice Izzo, 858-642-7272, alice.izzo@amylin.com

Investors:

Christine Everett-Zedelmayer, 858-458-8517, christine.everett@amylin.com